EXHIBIT 12.1

Nara Bancorp, Inc.

Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

		Six Months Ended June 30, 2011	Year Ended December 31,
			2010	2009	2008	2007	2006
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income (loss) from continuing operations, as reported		$21,518	$(15,139)	$(11,922)	$4,380	$55,798	$56,203
Fixed Charges		7,203	16,417	17,210	18,709	12,666	7,494

Earnings (loss)	(A)	28,721	1,278	5,288	23,089	68,464	63,697

Interest on borrowings		$4,984	$12,099	$13,041	$13,932	$6,988	$2,311
Interest on long-term debt, including amortization of debt issuance costs		1,084	2,101	2,055	2,845	3,750	3,389
Portion of long-term lease expense representative of the interest factor (1)		1,135	2,217	2,114	1,932	1,928	1,794

Fixed Charges		7,203	16,417	17,210	18,709	12,666	7,494
Preferred stock dividend requirements and discount accretion		3,233	7,948	7,904	693	—	—

Combined fixed charges and preferred stock dividend requirements and discount accretion	(B)	10,436	24,365	25,114	19,402	12,666	7,494

Ratios of earnings (loss) to combined fixed charges and preferred stock dividend requirements and discount accretion, excluding interest on deposits	(A) ÷ (B)	2.75	*	*	1.19	5.41	8.50

INCLUDING INTEREST ON DEPOSITS:
Pre-tax income (loss) from continuing operations, as reported		$21,518	$(15,139)	$(11,922)	$4,380	$55,798	$56,203
Fixed Charges		17,424	44,299	67,846	72,789	80,913	63,051

Earnings (loss)	(C)	38,942	29,160	55,924	77,169	136,711	119,254

Interest on borrowings and deposits		$15,205	$39,981	$63,677	$68,012	$75,235	$57,868
Interest on long-term debt, including amortization of debt issuance costs		1,084	2,101	2,055	2,845	3,750	3,389
Portion of long-term lease expense representative of the interest factor (1)		1,135	2,217	2,114	1,932	1,928	1,794

Fixed Charges		17,424	44,299	67,846	72,789	80,913	63,051

Preferred stock dividend requirements and discount accretion		3,233	7,948		7,904		693	—	—

Combined fixed charges and preferred stock dividend requirements and discount accretion	(D)	20,657	52,247		75,750		73,482	80,913	63,051

Ratios of earnings (loss) to combined fixed charges and preferred stock dividend requirements and discount accretion, including interest on deposits	(C) ÷ (D)	1.89		*		*	1.05	1.69	1.89

AMOUNT OF COVERAGE DEFICIENCY
Excluding Interest on Deposits	-(A) + (B)	$—	$23,087		$19,826		$—	$—	$—
Including Interest on Deposits	-(C) + (D)	$—	$23,087		$19,826		$—	$—	$—

(1)	The interest factor on long-term operating leases represents 1/3 of long-term expense as a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.
*	Our earnings were inadequate to cover total fixed charges and preferred stock dividends, excluding or including interest on deposits.